Filed pursuant to Rule 424(b)(3)

Registration No. 333-236340

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated April 1, 2020)

VIVINT SMART HOME, INC.

168,494,733 Shares of Class A Common Stock

Up to 17,433,334 Shares of Class A Common Stock

Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated April 1, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-236340). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the prospectus (the “Selling Securityholders”) of up to 168,494,733 shares of our Class A common stock, and the issuance by us of up to an aggregate of 17,433,334 shares of our Class A common stock which consists of (i) 5,933,334 shares of Class A common stock that are issuable upon the exercise of 5,933,334 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Mosaic Acquisition Corp. (“Mosaic”) and (ii) 11,500,000 shares of Class A common stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of Mosaic.

Our Class A common stock and our Public Warrants are listed on the New York Stock Exchange, or NYSE, under the symbols “VVNT” and “VVNT WS,” respectively. On August 5, 2020, the closing price of our Class A common stock was $16.78 and the closing price for our Public Warrants was $5.35.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See the section entitled “Risk Factors” beginning on page 6 of the Prospectus and page 77 of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 4, 2020

VIVINT SMART HOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, UT 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange
Warrants, each exercisable for one share of Class A common stock at an exercise price of $11.50 per share	VVNT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2020, Scott R. Hardy informed Vivint Smart Home, Inc. (the “Company”) that he will be stepping down from his position as Chief Operating Officer of the Company to pursue an opportunity as the Chief Executive Officer of a private company in another industry, effective August 21, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Shawn J. Lindquist
Name:	Shawn J. Lindquist
Title:	Chief Legal Officer and Secretary

Date: August 6, 2020